DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33131
www.dorbiopharma.com

DOR Appoints Cyrille F. Buhrman to its Board of Directors

MIAMI, FL -- (MARKET WIRE) -- June 29, 2007 -- DOR BioPharma, Inc. (OTCBB: DORB) ("DOR" or the "Company"), a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and biodefense countermeasures, today announced the appointment of Cyrille F. Buhrman to its board of directors.

Mr. Buhrman is Managing Director, Chairman and owner of Pacific Healthcare (Thailand) Co., Ltd., a full service marketing, sales, distribution and regulatory affairs company based in Thailand where he has served for approximately ten years.  Pacific Healthcare is currently expanding throughout Southeast Asia, starting with the Philippines and Vietnam this year.  Mr. Buhrman is a Director of Pacific Healthcare (Philippines) Inc., International Pharmaceuticals Ltd., a company focused on marketing Specialty pharmaceutical products in Thailand, Vision Care (Thailand) Co., Ltd, and Canyon Pharmaceuticals, Inc., a private biotechnology company focused on the commercialization of therapeutics to prevent and treat thrombosis and related conditions.   Mr. Buhrman is owner of Markle Holdings Ltd., an investment fund specializing in biotech and pharmaceutical investments.  Mr. Buhrman is also one of DOR’s largest shareholders.

"It is a pleasure to welcome Cyrille Buhrman to our board of directors," stated Christopher J. Schaber, DOR’s President and Chief Executive Officer.  "Mr. Buhrman’s deep and diverse experience leading healthcare businesses and building commercial operations will be invaluable, particularly to the commercial growth of our orBec® franchise.  We look forward to his keen insights and global business perspectives as we welcome him to our Board."

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation.  DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received a PDUFA date of July 21, 2007.  An MAA with the EMEA for orBec® has also been filed and validated.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.  DOR has also recently initiated a clinical development program with its Lipid Polymer Micelle (“LPM™”) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR also cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the Oncologic Drug Advisory Committee ("ODAC") appointed by the FDA voted that the data supporting orBec® did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of GI GVHD, although the FDA is not bound by ODAC's decision, the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
DOR BioPharma, Inc.
www.dorbiopharma.com